Exhibit 99.1

PondelWilkinson Inc.
1880 Century Park East, Suite 350
Los Angeles, CA 90067

	T	(310) 279 5980
Investor Relations	F	(310) 279 5988
Strategic Public Relations	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
NEWS RELEASE		Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2017 FIRST QUARTER FINANCIAL RESULTS

-- First Quarter Net Sales Rise 9.1 percent to $742.1 million --

-- First Quarter Net Income Increases 8.6 percent to $178.0 million--

-- First Quarter Net Income per diluted share increases 15.8 percent to $0.31 per share --

Corona, CA – May 4, 2017 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the first quarter ended March 31, 2017.

Net sales for the 2017 first quarter increased 9.1 percent to $742.1 million from $680.2 million in the same period last year.  Gross sales for the 2017 first quarter increased 8.8 percent to $845.5 million from $777.5 million in the same period last year.

Net sales for the Company’s Monster Energy® Drinks segment, which is comprised of the Company’s Monster Energy® drinks, as well as Mutant® Super Soda drinks, increased 7.5 percent to $668.6 million for the 2017 first quarter, from $621.7 million for the same period last year.  Net sales for the Company’s Strategic Brands segment, which includes the various energy drink brands acquired from The Coca-Cola Company, increased 16.4 percent to $68.0 million for the 2017 first quarter, from $58.5 million in the comparable 2016 quarter.  Net sales for the Company’s Other segment, which includes certain products of American Fruits & Flavors sold to independent third parties, were $5.5 million for the 2017 first quarter. There were no net sales for the Other segment for the 2016 first quarter.

Net sales to customers outside the United States rose to $190.9 million in the 2017 first quarter, from $149.1 million in the corresponding quarter in 2016.

Gross profit, as a percentage of net sales, for the 2017 first quarter, increased to 64.8 percent from 62.2 percent for the comparable 2016 first quarter.

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Operating expenses for the 2017 first quarter were $216.6 million, compared with $168.4 million in the 2016 first quarter. Included in operating expenses were distributor termination expenses of $19.9 million and $3.4 million for the 2017 and 2016 first quarters, respectively.

Distribution costs as a percentage of net sales were 3.1 percent for the 2017 first quarter, compared with 3.4 percent in the first quarter last year.

Selling expenses as a percentage of net sales for the 2017 first quarter were 11.7 percent, compared with 10.2 percent in the first quarter last year.

General and administrative expenses for the 2017 first quarter were $107.1 million, or 14.4 percent of net sales, compared with $75.8 million, or 11.1 percent of net sales, for the comparable 2016 first quarter.  General and administrative expenses, excluding distributor termination expenses, were 11.8 percent of net sales for the 2017 first quarter, compared with 10.6 percent of net sales for the comparable 2016 first quarter.  Stock-based compensation (a non-cash item) was $13.1 million for the first quarter of 2017, compared with $10.1 million in the first quarter last year.

Operating income for the 2017 first quarter increased to $264.3 million from $254.7 million in the comparable 2016 quarter.

The effective tax rate for the 2017 first quarter was 32.8 percent, compared with 35.8 percent in the same period last year.

Net income for the 2017 first quarter increased 8.6 percent to $178.0 million from $163.9 million in the same period last year.  Net income per diluted share for the 2017 first quarter increased 15.8 percent to $0.31 from $0.26 in the first quarter of 2016.

The Company estimates that distributor termination expenses in the 2017 first quarter of $19.9 million reduced reported earnings by approximately $0.02 per share, after tax.

Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We are pleased to report continued progress on the strategic alignment of our distribution system with Coca-Cola bottlers, both domestically and internationally. In the United States, we transitioned distribution of Monster Energy® drinks to the Coca-Cola bottlers in Wisconsin early in January 2017, in parts of Minnesota, including Minneapolis and St. Paul, in March 2017 and in a part of North Dakota, including Fargo, in April 2017. We commenced distribution of Monster Energy® drinks with the Coca-Cola bottler in Nigeria as well as in certain other countries during the 2017 first quarter.  In China during the first quarter of 2017, we continued with launches in Tianjin, Hebei, Shandong, Henan, Anhui, Zhejiang and Jiangsu.  We also extended distribution in the Guangdong province.  Further launches are planned in China and in other countries, including a relaunch in India in 2017. We expanded distribution of Monster Energy Ultra Violet™ and launched Full Throttle® Orange in the first quarter of 2017.  We have a robust pipeline of new products for 2017.

“Our 2017 first quarter results were adversely impacted by distributor terminations, the strength of the United States dollar and production shortages of our Java Monster® and Muscle Monster® products,” Sacks added.

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Investor Conference Call

The Company will host an investor conference call today, May 4, 2017, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries.  The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, and Ultra® energy drinks.  The Company’s subsidiaries also develop and market Mutant® Super Soda drinks.  For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the disclosure of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company transaction and the American Fruits & Flavors transaction; our ability to introduce and increase sales of both existing and new products; our ability to implement the share repurchase program; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties

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under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-MONTHS ENDED MARCH 31, 2017 AND 2016

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended
	March 31,
	2017	2016

Net sales¹	$742,146	$680,186

Cost of sales	261,272	257,088

Gross profit¹	480,874	423,098
Gross profit as a percentage of net sales	64.8%	62.2%

Operating expenses²	216,612	168,385
Operating expenses as a percentage of net sales	29.2%	24.8%

Operating income¹,²	264,262	254,713
Operating income as a percentage of net sales	35.6%	37.4%

Interest and other income, net	658	608

Income before provision for income taxes¹,²	264,920	255,321

Provision for income taxes	86,940	91,444
Income taxes as a percentage of income before taxes	32.8%	35.8%

Net income¹,²	$177,980	$163,877
Net income as a percentage of net sales	24.0%	24.1%

Net income per common share:
Basic	$0.31	$0.27
Diluted	$0.31	$0.26

Weighted average number of shares of common stock and common stock equivalents:
Basic	571,578	608,838
Diluted	582,032	620,724

Case sales (in thousands) (in 192-ounce case equivalents)	79,992	72,653
Average net sales per case	$9.21	$9.36

¹Includes $10.0 million and $8.2 million for the three-months ended March 31, 2017 and 2016, respectively, related to the recognition of deferred revenue.

²Includes $19.9 million and $3.4 million for the three-months ended March 31, 2017 and 2016, respectively, related to distributor termination costs.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2017 AND DECEMBER 31, 2016

(In Thousands, Except Par Value) (Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$576,337	$377,582
Short-term investments	209,366	220,554
Accounts receivable, net	509,477	448,051
The Coca-Cola Company transaction receivable	62,500	125,000
Inventories	171,290	161,971
Prepaid expenses and other current assets	46,703	32,562
Prepaid income taxes	41,143	66,550
Total current assets	1,616,816	1,432,270

INVESTMENTS	477	2,394
PROPERTY AND EQUIPMENT, net	189,631	173,343
DEFERRED INCOME TAXES	158,739	159,556
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,032,886	1,032,635
OTHER ASSETS	19,555	21,630
Total Assets	$4,349,747	$4,153,471

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$178,093	$193,270
Accrued liabilities	92,043	79,526
Accrued promotional allowances	125,533	110,237
Accrued distributor terminations	8,506	8,184
Deferred revenue	42,625	41,672
Accrued compensation	14,275	30,043
Income taxes payable	8,749	7,657
Total current liabilities	469,824	470,589

DEFERRED REVENUE	349,697	353,173

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 624,405 shares issued and 567,769 outstanding as of March 31, 2017; 623,201 shares issued and 566,566 outstanding as of December 31, 2016	3,122	3,116
Additional paid-in-capital	4,072,508	4,051,245
Retained earnings	2,285,528	2,107,548
Accumulated other comprehensive loss	(21,917)	(23,249)
Common stock in treasury, at cost; 56,636 and 56,635 shares as of March 31, 2017 and December 31, 2016, respectively	(2,809,015)	(2,808,951)
Total stockholders’ equity	3,530,226	3,329,709
Total Liabilities and Stockholders’ Equity	$4,349,747	$4,153,471